Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-140080 and 333-139500 on Form S-3 and Registration Statements No. 333-134512, 333-97903, 333-91458, 333-62404 and 333-55438 on Form S-8 of our reports dated March 14, 2007, relating to the consolidated financial statements of CoBiz Inc. and Subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CoBiz Inc. and Subsidiaries for the year ended December 31, 2006.

/s/Deloitte & Touche LLP
Denver, Colorado
March 14, 2007